Exhibit 99.1

CONTACT:

Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000

AMERISTAR CASINOS REPORTS FIRST QUARTER 2010 RESULTS

«	First Quarter Consolidated Net Revenues Decreased $13.2 Million and Adjusted EBITDA Declined $12.8 Million Year Over Year Due Mostly to East Chicago Bridge Closure, New Competition in St. Louis Market and Continued Soft Economy

«	Strong Consolidated Adjusted EBITDA Margin of 28.1% Despite Year-Over-Year Adjusted EBITDA Decline

«	Ameristar Black Hawk Adjusted EBITDA Grew 89.9% Year Over Year Reflecting Transformation by Regulatory Enhancements and Resort Hotel Opening

«	Continued Strengthening of Balance Sheet with $36 Million in First Quarter Debt Repayments
LAS VEGAS, NEV., Tuesday, May 4, 2010 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the first quarter of 2010.
“In comparison to the extremely strong first quarter of 2009, when we established several all-time financial performance records, the initial quarter of 2010 proved to be more challenging due to a variety of negative factors that impacted our operating results,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer. “However, we are pleased our efficient operating structure continued to maximize profitability, especially in light of the long-term challenges in East Chicago, new competition in St. Charles and some anomalies that worked against us this quarter. Although we were faced with a difficult comparison on a year-over-year basis, we improved in nearly all key financial measures over the fourth quarter of 2009.
“Our Black Hawk property continued its impressive performance by increasing net revenues by 81.2% and Adjusted EBITDA margin by 1.6 percentage points over the prior-year first quarter,” added Kanofsky. “Our luxury hotel and the favorable regulatory

Please refer to the tables beginning on page 11 of this release for the reconciliation of the non-GAAP financial measure Adjusted EBITDA reported throughout this release. Additionally, more information on this non-GAAP financial measure can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

changes in Colorado spurred year-over-year gross gaming revenue growth of $12.0 million in the Black Hawk market during the first quarter, and we were able to capture more than 100% of that growth, as our gross gaming revenues increased $14.9 million during that same period.”
First Quarter 2010 Results
Consolidated net revenues for the first quarter decreased 4.2%, from $315.8 million in the prior year to $302.6 million in the current year. Revenue declines at five of our properties were partially mitigated by a $16.6 million increase in net revenues at Ameristar Black Hawk. For the first quarter of 2010, we generated operating income of $52.8 million, compared to $69.3 million in the same period in 2009. Consolidated Adjusted EBITDA decreased 13.0%, from $97.9 million in the initial quarter of 2009 to $85.2 million in 2010.
The following factors impacted the comparison between the first quarters of 2010 and 2009:
•	Black Hawk hotel and regulatory changes. The regulatory changes that became effective in July 2009 and our hotel that opened in September 2009 contributed to Ameristar Black Hawk’s 81.2% increase in year-over-year net revenues and profitability.

•	East Chicago bridge closure. Ameristar East Chicago’s admission levels and operating results continued to be adversely affected by a permanent bridge closure in the fourth quarter of 2009 that has made access inconvenient for many of the property’s guests. The bridge closure contributed significantly to the 47.2% decrease in Adjusted EBITDA as compared to the prior-year first quarter.

•	New competition for Ameristar St. Charles. In early March 2010, a new competitor entered the St. Louis gaming market approximately 30 miles southeast of Ameristar St. Charles.

•	Difficult economic conditions. We continue to see soft consumer discretionary spending in most of our markets, as most significantly evidenced by market contraction on a year-over-year basis in our Vicksburg, Kansas City, Council Bluffs and Jackpot markets.

Additionally, the following factors, which we believe to be sporadic in nature, impacted the comparison of Adjusted EBITDA between the first quarter of 2010 and the prior-year first quarter:
•	Low table games hold. The first quarter of 2010 was adversely impacted by low table games hold at several of our properties, including Ameristar East Chicago where a high-limit player affected Adjusted EBITDA by approximately $1.6 million.

•	Harsh winter weather conditions. During the first quarter of 2010, our Midwest properties were negatively impacted by the increased frequency of inclement weather when compared to the 2009 first quarter and other recent winters. Additionally, the poor weather conditions were often present during weekends and holidays.

•	Higher employee benefits costs. Employee benefits expense increased year over year by $1.9 million.
Consolidated Adjusted EBITDA margin decreased 2.9 percentage points, from 31.0% in the first quarter of 2009 to 28.1% in the first quarter of 2010. “In light of the challenges facing our properties, we’re pleased with the management of controllable operating costs during the first quarter, particularly at our Council Bluffs and Vicksburg properties,” Kanofsky said. “We continue to believe our efficient operating structure will yield strong margins and efficient revenue flow-through as economic conditions improve.”
For the three months ended March 31, 2010, the Company reported net income of $10.7 million, or $0.18 per diluted share, compared to net income of $29.9 million, or $0.52 per diluted share, for the quarter ended March 31, 2009. The decrease in diluted earnings per share from the prior-year first quarter was primarily attributable to the decline in revenues and higher borrowing costs resulting from the Company’s debt restructuring. Diluted earnings per share for the 2010 first quarter includes a $0.19 negative impact from increased interest expense.

Additional Financial Information
Debt. At March 31, 2010, the face amount of our outstanding debt was $1.65 billion. Net repayments in the first quarter of 2010 totaled $36.2 million, including a $35.0 million repayment of a portion of the principal balance outstanding under the revolving credit facility. After taking into consideration the repayments, the Company has $124 million due in November 2010, with approximately $100 million available for borrowing under the extended portion of the revolving credit facility. The Company intends to repay all 2010 debt maturities with cash from operations and availability under the extended portion of the revolving credit facility. At March 31, 2010, our total leverage and senior leverage ratios (each as defined in the senior credit facility) were required to be no more than 6.00:1 and 5.75:1, respectively. As of that date, our total leverage ratio and senior leverage ratio were 4.93:1 and 4.92:1, respectively.
Interest Expense. For the first quarter of 2010, net interest expense was $34.4 million, compared to $16.9 million in the prior-year first quarter. The increase is due mostly to higher interest rate add-ons resulting from the March 2009 amendment of the senior credit facility, the May 2009 issuance of our 9-1/4% senior unsecured notes due in 2014 and the incremental interest expense incurred on the portion of the revolving credit facility that was extended in November 2009. Additionally, capitalized interest decreased from $2.2 million for the first quarter of 2009 to $0.3 million in the 2010 first quarter, due to the completion of the Black Hawk hotel.
Capital Expenditures. For the first quarters of 2010 and 2009, capital expenditures were $12.4 million and $41.8 million, respectively.
Dividends. During the first quarter of 2010, our Board of Directors declared a cash dividend of $0.105 per share, which we paid on March 15, 2010.
Outlook
“Although we were presented with several challenges during the first quarter, we are fortunate in that some of them are expected to be subject to the law of averages, such as the inclement weather, low table games hold percentages and spikes in health benefits claims,” said Kanofsky. “Regardless of the challenges faced, we believe we are well-positioned to handle financial adversity with our lean operating structure, high-quality facilities and a strong balance sheet. We also expect our properties to produce highly efficient Adjusted EBITDA growth as the regional economies improve.”
In the second quarter of 2010, the Company currently expects:
•	depreciation to range from $27 million to $28 million.

•	interest expense, net of capitalized interest, to be between $34 million and $35 million, including non-cash interest expense of approximately $2.8 million.

•	the combined state and federal income tax rate to be in the range of 42.5% to 43.5%.

•	capital spending of $15 million to $20 million.

•	capitalized interest of $0.2 million to $0.3 million.

•	non-cash stock-based compensation expense of $3.0 million to $3.5 million.
Conference Call Information
We will hold a conference call to discuss our first quarter results on Tuesday, May 4, 2010 at 11 a.m. EDT. The call may be accessed live by dialing (888) 694-4728 toll-free domestically, or (973) 582-2745, and referencing conference ID number 67965061. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our Web site — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link. A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call. In addition, the call will be recorded and can be replayed from May 4, 2010 at 2 p.m. EDT until May 18, 2010 at 11:59 p.m. EDT. To listen to the replay, call toll-free domestically (800) 642-1687, or (706) 645-9291, and reference the conference ID number above.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009.
On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.

About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ Web site at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
REVENUES:
Casino	$314,539	$322,878
Food and beverage	33,261	37,964
Rooms	19,387	14,676
Other	7,729	8,199

	374,916	383,717
Less: promotional allowances	(72,297)	(67,880)

Net revenues	302,619	315,837

OPERATING EXPENSES:
Casino	135,540	144,344
Food and beverage	16,458	16,505
Rooms	4,558	2,232
Other	3,249	3,392
Selling, general and administrative	62,399	53,534
Depreciation and amortization	27,612	26,472
Impairment of fixed assets	—	52
Net loss on disposition of assets	52	5

Total operating expenses	249,868	246,536

Income from operations	52,751	69,301

OTHER INCOME (EXPENSE):
Interest income	112	143
Interest expense, net of capitalized interest	(34,440)	(16,915)
Other	421	(445)

INCOME BEFORE INCOME TAX PROVISION	18,844	52,084
Income tax provision	8,166	22,184

NET INCOME	$10,678	$29,900

EARNINGS PER SHARE:
Basic	$0.18	$0.52

Diluted	$0.18	$0.52

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$—

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	57,811	57,349

Diluted	58,891	57,586

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	March 31, 2010	December 31, 2009
Balance sheet data
Cash and cash equivalents	$108,301	$96,493
Total assets	$2,194,609	$2,214,628
Total debt, net of discount of $12,065 and $12,779	$1,641,652	$1,677,128
Stockholders’ equity	$352,991	$335,993

	Three Months Ended March 31,
	2010	2009
Consolidated cash flow information
Net cash provided by operating activities	$69,786	$69,039
Net cash used in investing activities	$(16,571)	$(50,484)
Net cash used in financing activities	$(41,407)	$(6,543)

Net revenues
Ameristar St. Charles	$70,309	$77,172
Ameristar East Chicago	56,020	67,627
Ameristar Kansas City	54,624	60,169
Ameristar Council Bluffs	38,926	42,250
Ameristar Vicksburg	30,651	33,119
Ameristar Black Hawk	36,954	20,396
Jackpot Properties	15,135	15,104

Consolidated net revenues	$302,619	$315,837

Operating income (loss)
Ameristar St. Charles	$17,818	$21,915
Ameristar East Chicago	4,599	12,527
Ameristar Kansas City	14,277	16,656
Ameristar Council Bluffs	11,929	12,725
Ameristar Vicksburg	10,086	10,781
Ameristar Black Hawk	7,673	3,875
Jackpot Properties	2,986	3,269
Corporate and other	(16,617)	(12,447)

Consolidated operating income	$52,751	$69,301

Adjusted EBITDA
Ameristar St. Charles	$24,410	$28,799
Ameristar East Chicago	8,542	16,176
Ameristar Kansas City	18,010	20,865
Ameristar Council Bluffs	14,743	15,728
Ameristar Vicksburg	14,102	15,194
Ameristar Black Hawk	12,781	6,732
Jackpot Properties	4,543	4,804
Corporate and other	(11,978)	(10,378)

Consolidated Adjusted EBITDA	$85,153	$97,920

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Operating income (loss) margins (1)
Ameristar St. Charles	25.3%	28.4%
Ameristar East Chicago	8.2%	18.5%
Ameristar Kansas City	26.1%	27.7%
Ameristar Council Bluffs	30.6%	30.1%
Ameristar Vicksburg	32.9%	32.6%
Ameristar Black Hawk	20.8%	19.0%
Jackpot Properties	19.7%	21.6%
Consolidated operating income margin	17.4%	21.9%

Adjusted EBITDA margins (2)
Ameristar St. Charles	34.7%	37.3%
Ameristar East Chicago	15.2%	23.9%
Ameristar Kansas City	33.0%	34.7%
Ameristar Council Bluffs	37.9%	37.2%
Ameristar Vicksburg	46.0%	45.9%
Ameristar Black Hawk	34.6%	33.0%
Jackpot Properties	30.0%	31.8%
Consolidated Adjusted EBITDA margin	28.1%	31.0%

(1)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA
(Dollars in Thousands) (Unaudited)
     The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.

		Three Months Ended March 31, 2010
			Impairment
			Loss and
			(Gain)/Loss
		Depreciation	on		Deferred
	Operating	and	Disposition of	Stock-Based	Compensation
	Income/(Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Adjusted EBITDA

Ameristar St. Charles	$17,818	$6,413	$16	$163	$—	$24,410
Ameristar East Chicago	4,599	3,876	(12)	79	—	8,542
Ameristar Kansas City	14,277	3,647	(44)	130	—	18,010
Ameristar Council Bluffs	11,929	2,703	—	111	—	14,743
Ameristar Vicksburg	10,086	3,859	14	143	—	14,102
Ameristar Black Hawk	7,673	4,987	—	121	—	12,781
Jackpot Properties	2,986	1,365	78	114	—	4,543
Corporate and other	(16,617)	762	—	3,329	548	(11,978)

Consolidated	$52,751	$27,612	$52	$4,190	$548	$85,153

		Three Months Ended March 31, 2009
			Impairment
			Loss and
			(Gain)/Loss
		Depreciation	on		Deferred
	Operating	and	Disposition of	Stock-Based	Compensation
	Income/(Loss)	Amortization	Assets	Compensation	Plan Expense (1)	Adjusted EBITDA

Ameristar St. Charles	$21,915	$6,686	$41	$157	$—	$28,799
Ameristar East Chicago	12,527	3,546	52	51	—	16,176
Ameristar Kansas City	16,656	4,117	(49)	141	—	20,865
Ameristar Council Bluffs	12,725	2,905	(6)	104	—	15,728
Ameristar Vicksburg	10,781	4,267	19	127	—	15,194
Ameristar Black Hawk	3,875	2,747	—	110	—	6,732
Jackpot Properties	3,269	1,433	—	102	—	4,804
Corporate and other	(12,447)	771	—	1,757	(459)	(10,378)

Consolidated	$69,301	$26,472	$57	$2,549	$(459)	$97,920

(1)	Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Dollars in Thousands) (Unaudited)
The following table sets forth a reconciliation of consolidated net income to consolidated Adjusted EBITDA.

	Three Months Ended March 31,
	2010	2009
Net income	$10,678	$29,900
Income tax provision	8,166	22,184
Interest expense, net of capitalized interest	34,440	16,915
Interest income	(112)	(143)
Other	(421)	445
Net loss on disposition of assets	52	5
Impairment of fixed assets	—	52
Depreciation and amortization	27,612	26,472
Stock-based compensation	4,190	2,549
Deferred compensation plan expense	548	(459)

Adjusted EBITDA	$85,153	$97,920

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentation of the non-GAAP financial measure Adjusted EBITDA is an important supplemental measure of operating performance to investors. The following discussion defines this term and explains why we believe it is a useful measure of our performance.
Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.

Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.
Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense and impairment charges. In future periods, Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net income, based upon GAAP.
Limitations on the Use of Non-GAAP Measures
The use of Adjusted EBITDA has certain limitations. Our presentation of Adjusted EBITDA may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should this measure be relied upon to the exclusion of GAAP financial measures. Adjusted EBITDA reflects an additional way of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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